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FINISH LINE REPORTS RECORD 3RD QUARTER SALES AND 17% SAME STORE SALES INCREASE

  Business Editors

  INDIANAPOLIS--(BUSINESS WIRE)--Dec. 4, 1996--The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $73,010,000 for the 3rd quarter ended November 30, 1996, an increase of 38% (thirty-eight percent) over net sales of $52,729,000 for the same quarter of the prior year.

  The Company's comparable store net sales for the 3rd quarter increased 17% (seventeen percent) versus a 1% (one percent) increase for the same period last year. Comparable footwear net sales increased 16% (sixteen percent) and comparable activewear/accessories net sales increased 19% (nineteen percent) during the same period.

  For the nine months ended November 30, 1996, net sales were $235,760,000, a 39% (thirty-nine percent) increase over net sales of $169,532,000, reported for the first nine months of last year. On a year-to-date basis, comparable store net sales increased 16% (sixteen percent).

  The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other period or the full year.

  On November 15, 1996 the Company filed a registration statement relating to 3,000,000 shares of its Class A Common Stock (of which 2,400,000 shares will be offered by the Company and 600,000 will be offered by four selling stockholders of the Company) with the Securities and Exchange Commission, which has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

  A prospectus relating to these securities may be obtained from Smith Barney Inc., 388 Greenwich Street, New York, NY, 10013, (212) 816-6000; A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, MO, 63103, (314) 955-3000; or Oppenheimer & Co., Inc., Oppenheimer Tower, World Financial Center, New York, NY, 10281, (212) 667-7000.

  The Finish Line is a specialty retailer of men's, women's and children's brand name athletic and leisure footwear, activewear and accessories. At November 30, 1996, the Company operated 251 stores compared to 221 at November 30, 1995, an increase of 14% (fourteen percent). Total square feet approximated 1,084,000' at November 30, 1996 a 24% (twenty-four percent) increase over 875,000' open at the same time last year.


  CONTACT: The Finish Line, Inc., Indianapolis
           Kevin Wampler, 317/899-1022 ext. 3220
           Steven J. Schneider, 317/899-1022 ext. 3350